Exhibit 99.1

News Release

Contacts:

Media Relations

Cristi Allen

913-315-1092

cristi.i.allen@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

investor.relations@sprint.com

SPRINT NEXTEL REPORTS

THIRD QUARTER 2010 RESULTS

Achieved best total company wireless subscriber net additions since 2006,

adding 644,000 total wireless subscribers

•	Delivered the fourth consecutive quarter of positive net postpaid subscriber growth for the Sprint brand; second best postpaid churn result ever

•	Achieved eleventh consecutive quarter of improvement in Customer Care Satisfaction and First Call Resolution

•	Grew quarterly total net operating revenues sequentially and year-over-year

•	Maintained strong liquidity with cash and cash equivalents balance of $4.7 billion; year-to-date Free Cash Flow* of $1.6 billion

The company’s third quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 11720738, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – Oct. 27, 2010 – Sprint Nextel Corp. (NYSE: S) today reported that during the third quarter of 2010, the company achieved its best total company wireless subscriber net additions since 2006, adding 644,000 total wireless subscribers driven by positive net postpaid subscriber growth of 354,000 for the Sprint brand and the company’s best year-over-year improvement in postpaid churn in five years. Demand for smartphones like Samsung Epic 4GTM and HTC EVOTM 4G remained strong, and the company delivered postpaid churn of 1.93 percent – the best postpaid churn result Sprint has reported in the third quarter of any year.

Sprint announced third quarter consolidated net operating revenues of almost $8.2 billion, a net loss of $911 million and a diluted loss per share of 30 cents. The company generated $384 million of Free Cash Flow* in the quarter, and maintained a strong liquidity position with approximately $4.7 billion in cash and cash equivalents at the end of the quarter.

“Driven by record customer satisfaction, and the performance of iconic devices like the EVO and Epic, Sprint’s momentum continued this quarter,” said Dan Hesse, Sprint CEO. “The Sprint brand gained postpaid customers for the fourth consecutive quarter as, for the second consecutive quarter based on porting data, more customers switched to Sprint from our competitors than switched from Sprint to our competitors. In addition, our last two quarters have been all-time bests for postpaid churn. We also saw improvement sequentially in prepaid net adds and our lowest prepaid churn in almost five years.”

Sprint continued to receive recognition, including the No. 6 spot in Newsweek’s Green Ranking and multiple awards for customer satisfaction during the quarter. Sprint won seven ATLANTIC-ACM Awards for Business Connectivity and Wireless Business Excellence. For the second year in a row, Sprint received top honors in the Nemertes 2010 Pilothouse awards for MPLS Services. And in the device category, HTC EVO™ 4G was honored with POPULAR MECHANICS’ Breakthrough Award which recognizes the innovators and products poised to change the world in the fields of technology, medicine, aviation, environmental engineering and more.

Sprint’s multi-brand prepaid strategy continued to roll out during the third quarter as the company’s new Virgin Mobile “Beyond Talk” data-centric plans and Assurance Wireless plans significantly contributed to increased gross additions. The focus on data and connectivity was also supported by a new $40 unlimited data plan for Virgin’s Broadband2Go product line. As part of the broader portfolio, Sprint also launched payLo™ by Virgin Mobile, providing value for the customer with basic communications needs with a 400 Minutes for $20/month plan. And Boost Mobile added another dimension to its unlimited offer with a $2 Daily option.

“Earlier this month at CTIA, we introduced Sprint ID, a ground-breaking innovation available on devices using the Android platform that lets customers download up to five ‘packs’ of mobile content built around customers’ interests or business needs. Recognized and respected brands like Yahoo!, HSN, Disney, ESPN, LatCel and eBay have teamed with Sprint to deliver easy navigation and simplicity in a growing ocean of mobile applications. Sprint will differentiate itself by bringing simplicity and openness to the mobile Internet,” Hesse said.

Heading into the holidays, Sprint boasts a varied and compelling device portfolio that includes more than a dozen products that offer 4G service, including phones, USB modems, mobile hotspots and routers. The popular Samsung Epic™ 4G became Sprint’s second 4G handset when it debuted in stores in September. The award-winning Samsung GalaxyTM Tab will be available to customers Nov. 14, with 3G network speeds and integrated Sprint ID. Last week, Sprint became the first wireless carrier in America to offer an embedded 3G/4G netbook and notebook, announcing the availability of Dell Inspiron Mini 10 (1012) and Dell Inspiron 11z. And debuting Oct. 31, 2010, the Blackberry® StyleTM 9670 will offer an elegant flip design, full QWERTY keyboard, advanced smartphone features and new BlackBerry 6 OS.

Sprint launched 4G service in 19 new cities during the quarter, including Boston, Orlando and Nashville. Sprint 4G is now available in 55 markets. As previously announced by Clearwire Corp. (NASDAQ: CLWR), coverage is expected to reach up to 120 million people by the end of 2010, including a deployment in New York on Nov. 1, and in December, Sprint will launch 4G service in Los Angeles, Miami, and San Francisco, to name a few.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	September 30, 2010	September 30, 2009	% Δ	September 30, 2010	September 30, 2009	% Δ
Net operating revenues	$8,152	$8,042	1%	$24,262	$24,392	(1)%

Adjusted OIBDA*	1,339	1,506	(11)%	4,318	4,998	(14)%

Adjusted OIBDA margin*	18.1%	20.0%		19.3%	21.8%

Net loss (a)	(911)	(478)	(91)%	(2,536)	(1,456)	(74)%

Diluted loss per common share (a)	$(0.30)	$(0.17)	(76)%	$(0.85)	$(0.51)	(67)%

Capital Expenditures (1)	$462	$431	7%	$1,318	$1,043	26%

Free Cash Flow*	$384	$664	(42)%	$1,599	$2,136	(25)%

(a)	Results include a non-cash $365 million ($.12 per share) and $1.0 billion ($.35 per share) increase in valuation allowance on deferred tax assets resulting from net operating loss carryforwards generated during the third quarter and year-to-date periods 2010, respectively.

•

Consolidated net operating revenues of $8.2 billion for the quarter were approximately 1 percent higher than in the third quarter of 2009 and almost 2 percent higher than in the second quarter of 2010. The year-over-year improvement was primarily due to increases from fourth quarter 2009 acquisitions, equipment revenues, and prepaid Boost service revenues partially offset by lower postpaid wireless service revenues and wireline revenues. The sequential improvement was primarily due to higher wireless equipment revenues.

•

Adjusted OIBDA* was $1.3 billion for the quarter, compared to $1.5 billion for the third quarter of 2009 and $1.5 billion for the second quarter of 2010. The year-over-year decline in Adjusted OIBDA* was primarily due to higher subsidy costs due to increased volume of handset sales and sales expenses resulting from improvement in retail subscriber gross additions. Sequentially, Adjusted OIBDA* declined primarily due to higher subsidy and selling costs resulting from continued improvement in retail subscriber gross additions, as well as seasonally higher cost of service.

•

Capital expenditures were $462 million in the quarter, compared to $431 million in the third quarter of 2009 and $437 million in the second quarter of 2010. Wireless capital expenditures were $341 million in the third quarter of 2010, compared to $310 million in the third quarter of 2009 and $319 million in the second quarter of 2010. During the quarter, the company invested in coverage and data capacity to maintain a competitive position in mobile broadband and overall network quality. Wireline capital expenditures were $59 million in the third quarter of 2010, compared to $72 million in the third quarter of 2009 and $49 million in the second quarter of 2010.

•

Free Cash Flow* was $384 million for the quarter, compared to $664 million for the third quarter of 2009 and $709 million for the second quarter of 2010. Year-over-year Free Cash Flow* decreased primarily due to a reduction in net cash provided by operating activities, increased capital expenditures, and proceeds from the exchange of spectrum in the third quarter 2009. The sequential decline was primarily due to a reduction in net cash provided by operating activities and increased capital expenditures as compared to the second quarter 2010.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date		% Δ	Year To Date		% Δ
Financial Data	September 30, 2010	September 30, 2009		September 30, 2010	September 30, 2009
Net operating revenues	$7,175	$6,931	4%	$21,237	$20,970	1%

Adjusted OIBDA*	1,065	1,184	(10)%	3,485	4,046	(14)%

Adjusted OIBDA margin*	16.6%	18.5%		18.0%	20.8%

Capital Expenditures (1)	$341	$310	10%	$971	$734	32%

Wireless Customers

•

The company served 48.8 million customers at the end of the third quarter of 2010. This includes 33.1 million postpaid subscribers (26.6 million via the Sprint brand on CDMA, 6.1 million on iDEN, and 440,000 PowerSource users who utilize both networks), 11.6 million prepaid subscribers (7.1 million on CDMA and 4.5 million on iDEN) and approximately 4.1 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, Sprint added a total of 644,000 net wireless customers including net additions of approximately 364,000 retail subscribers and net additions of 280,000 wholesale and affiliate subscribers.

•

Net postpaid subscriber losses of 107,000 during the quarter improved 87 percent year-over-year and 53 percent sequentially. The company reduced net subscriber losses by 694,000 compared to third quarter of 2009 and 121,000 compared to second quarter of 2010.

•

The CDMA network added approximately 276,000 postpaid customers during the quarter, which includes net losses of 78,000 Nextel PowerSource customers. Excluding Nextel PowerSource customer losses, the Sprint brand gained 354,000 total postpaid wireless subscribers. The iDEN network lost more than 383,000 customers during the quarter.

•

The company gained a net 471,000 prepaid subscribers during the quarter, which includes net additions of almost 1.2 million prepaid CDMA customers, offset by net losses of 700,000 prepaid iDEN customers.

•	The credit quality of Sprint’s end-of-period postpaid customers remained strong year-over-year and sequentially at 84 percent prime.

Wireless Churn

•

Postpaid churn in the quarter was 1.93 percent, compared to 2.17 percent in the year-ago period and 1.85 percent in the second quarter of 2010. The company continues to differentiate itself by offering customers value and simplicity. As a result, the year-over-year improvement in postpaid churn is primarily due to a better customer experience resulting in a higher level of customer satisfaction at every touch point. Sequentially, postpaid churn was impacted by historical third quarter seasonality.

•	Almost 10 percent of postpaid customers upgraded their handsets during the third quarter, reflecting strong demand for Sprint’s 4G handsets and continued strength in contract renewals.

•

Prepaid churn in the third quarter of 2010 was 5.32 percent, compared to 6.65 percent in the year-ago period and 5.61 percent in the second quarter of 2010. The year-over-year improvement in prepaid churn is primarily due to the inclusion of Virgin Mobile and Assurance WirelessSM customers who have lower churn on average than that of Boost Mobile customers. Sequentially, prepaid churn improved as a result of the continued growth of Boost Monthly Unlimited subscribers on the CDMA network and Assurance WirelessSM customers, as well as the success in the re-launch of the Virgin Mobile brand with new offers and marketing campaigns.

Wireless Service Revenues

•

Retail wireless service revenues of $6.4 billion for the quarter increased by almost 2 percent compared to the third quarter of 2009 and decreased by less than 1 percent compared to the second quarter of 2010. The year-over-year improvement is primarily due to an increased number of prepaid subscribers as a result of the success of the Boost Monthly Unlimited offering, the fourth quarter 2009 acquisition of Virgin Mobile and subsequent brand launches associated with the company’s prepaid multi-brand strategy, partially offset by net losses of postpaid subscribers since the third quarter 2009. Sequentially, retail wireless service revenues declined as a result of fewer postpaid subscribers.

•

Wireless postpaid ARPU of approximately $55 for the quarter declined year-over-year from $56, but remained flat sequentially. The year-over-year decline is due to lower overage, casual data and text revenues, offset by higher monthly recurring revenue as a result of the greater popularity of fixed-rate bundle plans.

•

Prepaid ARPU in the quarter was approximately $28, compared to $35 in the year-ago period and $28 in the second quarter of 2010. The year-over-year decline is due to the inclusion of Virgin Mobile and Assurance Wireless customers who have lower ARPU than that of Boost Mobile customers.

•

Wholesale, affiliate and other revenues were down $86 million, compared to the year-ago period, and increased slightly sequentially. Service revenues in wholesale, affiliate and other revenues declined year-over-year as revenues from Virgin Mobile and iPCS, Inc. are now included in wireless retail revenues following the acquisitions in the fourth quarter of 2009. The year-over-year decline is also due to the loss of two large wholesale customers throughout 2009 and was completed in the fourth quarter of 2009.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.5 billion in the third quarter, compared to $7.4 billion in the year-ago period and $7.3 billion in the second quarter of 2010.

•

Wireless equipment subsidy in the third quarter was almost $1.1 billion (equipment revenue of $740 million, less cost of products of $1.81 billion), compared to approximately $950 million in the year-ago period and approximately $1.0 billion in the second quarter of 2010. The year-over-year increase in subsidy is a combination of improvement in postpaid gross additions, an increase in postpaid handsets sold with a greater mix of smartphones, which on average carry a higher subsidy rate per handset, and an increase in the number of prepaid handsets sold primarily as a result of the acquisition of Virgin Mobile and subsequent brand launches associated with the company’s prepaid multi-brand strategy. Sequentially, subsidy increased as retail subscriber gross additions continue to improve.

•

Wireless SG&A expenses increased approximately 3 percent year-over-year and increased approximately 1 percent sequentially. Year-over-year SG&A expenses increased primarily due to increased gross additions, a reduction of other variable costs reflected in third quarter 2009, and the increased customer base resulting from the acquisition of Virgin Mobile. Sequentially, SG&A increased as a result of increased prepaid marketing spend and increased sales expenses as a result of higher gross additions.

•

Adjusted OIBDA* of $1.1 billion in the third quarter of 2010 compares to $1.2 billion in the third quarter of 2009 and $1.2 billion in the second quarter of 2010. The year-over-year decline in Adjusted OIBDA* was primarily due to lower postpaid service revenues and higher subsidy costs, partially offset by higher prepaid service revenues. Sequentially, Adjusted OIBDA* declined primarily as a result of higher subsidy costs and seasonally higher cost of service.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	September 30, 2010	September 30, 2009	% Δ	September 30, 2010	September 30, 2009	% Δ
Net operating revenues	$1,245	$1,411	(12)%	$3,814	$4,304	(11)%

Adjusted OIBDA*	271	324	(16)%	823	962	(14)%

Adjusted OIBDA margin*	21.8%	23.0%		21.6%	22.4%

Capital Expenditures (1)	$59	$72	(18)%	$164	$196	(16)%

•

Wireline revenues of $1.2 billion for the quarter declined almost 12 percent year-over-year as a result of reduced voice volume and rate and reduced rates for both data and IP services. Sequentially, wireline revenues were 2 percent lower primarily due to reductions in voice volume and rate and adjustments associated with carrier disputes, partially offset by an increase in equipment sales.

•

Total operating expenses were $1.1 billion in the third quarter of 2010. Total operating expenses declined 8 percent year-over-year due to declines in costs of service as IP becomes a larger percent of the Wireline base, and improvement in SG&A expenses. Sequentially, operating expenses increased approximately 6 percent as a result of a reduction in access costs recognized in the second quarter of 2010.

•

Wireline Adjusted OIBDA* was $271 million for the quarter, compared to $324 million in the third quarter of 2009 and $273 million reported for the second quarter of 2010. Wireline Adjusted OIBDA* decreased year-over-year as a result of revenue declines partially offset by a reduction in cost of service.

Forecast

Sprint Nextel expects that postpaid, prepaid and total net subscriber results will improve in the fourth quarter of 2010, as compared to the third quarter of 2010. The company continues to expect full-year capital expenditures in 2010 to be up to $2 billion. In addition, the company expects to continue to generate positive Free Cash Flow* during the remainder of 2010.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting or reducing capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies and devices or features, for our iDEN network;

•	the costs and business risks associated with providing new technologies and services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a 4G network;

•

the impact of difficulties we may encounter in connection with the integration of the business and assets of Virgin Mobile USA, Inc., including the risk that these difficulties may limit our ability to fully integrate the operations of this business;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external sociological factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2009 and, when filed, in Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the period ended September 30, 2010.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Clearwire’s third quarter 2010 results from operations have not yet been finalized. As a result, the amount reflected for Sprint’s share of Clearwire’s results of operations for the quarter ended September 30, 2010, is an estimate and, based upon the finalization of Clearwire’s results, may need to be revised if our estimate materially differs from Clearwire’s actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint’s operating income, OIBDA, Adjusted OIBDA or consolidated statement of cash flows.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48.8 million customers at the end of the third quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, Common Cents Mobile and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. With its customer-focused strategy, you can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Operating Revenues	$8,152	$8,025	$8,042	$24,262	$24,392

Net Operating Expenses
Cost of services	2,688	2,650	2,787	7,970	8,241
Cost of products	1,808	1,580	1,482	4,954	4,115
Selling, general and administrative	2,317	2,294	2,267	7,020	7,038
Depreciation	1,304	1,261	1,476	3,840	4,346
Amortization	248	374	344	1,022	1,268
Other, net	—	(71)	(60)	(88)	238

Total net operating expenses	8,365	8,088	8,296	24,718	25,246

Operating Loss	(213)	(63)	(254)	(456)	(854)
Interest expense, net	(353)	(374)	(355)	(1,088)	(1,057)
Equity in losses of unconsolidated investments and other, net (2)	(292)	(276)	(156)	(821)	(587)

Loss before Income Taxes	(858)	(713)	(765)	(2,365)	(2,498)
Income tax (expense) benefit (3)	(53)	(47)	287	(171)	1,042

Net Loss	$(911)	$(760)	$(478)	$(2,536)	$(1,456)

Basic and Diluted Loss Per Common Share	$(0.30)	$(0.25)	$(0.17)	$(0.85)	$(0.51)

Weighted Average Common Shares outstanding	2,990	2,988	2,881	2,987	2,882

Effective Tax Rate (3)	-6.2%	-6.6%	37.5%	-7.2%	41.7%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Loss	$(911)	$(760)	$(478)	$(2,536)	$(1,456)
Income tax (expense) benefit (3)	(53)	(47)	287	(171)	1,042

Loss before Income Taxes	(858)	(713)	(765)	(2,365)	(2,498)
Depreciation	1,304	1,261	1,476	3,840	4,346
Amortization	248	374	344	1,022	1,268
Interest expense, net	353	374	355	1,088	1,057
Equity in losses of unconsolidated investments and other, net (2)	292	276	156	821	587

OIBDA*	1,339	1,572	1,566	4,406	4,760
Severance and exit costs (4)	—	13	25	(4)	323
Gains from asset dispositions and exchanges (5)	—	—	(60)	—	(60)
Access costs (6)	—	(84)	(25)	(84)	(25)

Adjusted OIBDA*	1,339	1,501	1,506	4,318	4,998
Capital expenditures (1)	462	437	431	1,318	1,043

Adjusted OIBDA* less Capex	$877	$1,064	$1,075	$3,000	$3,955

Adjusted OIBDA Margin*	18.1%	20.1%	20.0%	19.3%	21.8%

Selected items (net of taxes, if applicable) (7):
Deferred tax asset valuation allowance (3)	365	302	—	1,032	—
Severance and exit costs (4)	—	8	15	(3)	199
Gains from asset dispositions and exchanges (5)	—	—	(37)	—	(37)
Access costs (6)	—	(52)	(16)	(52)	(16)
Asset impairments and abandonments	—	—	—	—	8
Amortization	151	227	209	620	770
Equity in losses of unconsolidated investments and other, net (2)	183	172	97	512	355

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Operating Revenues
Retail service revenue	$6,380	$6,397	$6,261	$19,209	$19,047
Wholesale, affiliate and other service revenue	55	51	141	155	444
Equipment revenue	740	566	529	1,873	1,479

Total net operating revenues	7,175	7,014	6,931	21,237	20,970

Net Operating Expenses
Cost of services	2,137	2,066	2,164	6,250	6,349
Cost of products	1,808	1,580	1,482	4,954	4,115
Selling, general and administrative	2,165	2,144	2,101	6,548	6,460
Depreciation	1,164	1,126	1,331	3,433	3,915
Amortization	246	372	343	1,015	1,266
Other, net	—	13	(42)	(1)	185

Total net operating expenses	7,520	7,301	7,379	22,199	22,290

Operating Loss	$(345)	$(287)	$(448)	$(962)	$(1,320)

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Operating Loss	$(345)	$(287)	$(448)	$(962)	$(1,320)
Severance and exit costs (4)	—	13	18	(1)	245
Gains from asset dispositions and exchanges (5)	—	—	(60)	—	(60)
Depreciation	1,164	1,126	1,331	3,433	3,915
Amortization	246	372	343	1,015	1,266

Adjusted OIBDA*	1,065	1,224	1,184	3,485	4,046
Capital expenditures (1)	341	319	310	971	734

Adjusted OIBDA* less Capex	$724	$905	$874	$2,514	$3,312

Adjusted OIBDA Margin*	16.6%	19.0%	18.5%	18.0%	20.8%

OPERATING STATISTICS
	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Retail Postpaid Subscribers
Service revenue (in millions)	$5,440	$5,469	$5,699	$16,448	$17,659
ARPU	$55	$55	$56	$55	$56
Churn	1.93%	1.85%	2.17%	1.98%	2.16%
Net losses (in thousands)	(107)	(228)	(801)	(913)	(3,042)
End of period subscribers (in thousands)	33,054	33,161	33,636	33,054	33,636
Hours per subscriber	15	15	15	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$940	$928	$562	$2,761	$1,388
ARPU	$28	$28	$35	$28	$33
Churn	5.32%	5.61%	6.65%	5.55%	6.62%
Net additions (in thousands)	471	173	666	992	2,117
End of period subscribers (in thousands) (a)	11,631	11,209	5,714	11,631	5,714
Hours per subscriber	14	15	22	15	19

Wholesale and Affiliate Subscribers
Net additions (losses) (in thousands)	280	166	(410)	601	(59)
End of period subscribers (in thousands) (a)	4,128	3,799	8,931	4,128	8,931

Total Subscribers
Net additions (losses) (in thousands)	644	111	(545)	680	(984)
End of period subscribers (in thousands)	48,813	48,169	48,281	48,813	48,281

(a)

End of period subscribers reflect the sale and transfer of 49,000 subscribers which are not included in net additions, in the third quarter 2010, from Retail Prepaid to Wholesale and Affiliate prospectively from the date of sale.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Operating Revenues
Voice	$554	$568	$648	$1,707	$1,952
Data	125	133	150	396	520
Internet	535	552	585	1,640	1,745
Other	31	19	28	71	87

Total net operating revenues	1,245	1,272	1,411	3,814	4,304

Net Operating Expenses
Costs of services and products	822	847	924	2,515	2,776
Selling, general and administrative	152	152	163	476	566
Depreciation	140	134	147	408	424
Other, net	—	(84)	(18)	(87)	53

Total net operating expenses	1,114	1,049	1,216	3,312	3,819

Operating Income	$131	$223	$195	$502	$485

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Operating Income	$131	$223	$195	$502	$485
Severance and exit costs (4)	—	—	7	(3)	78
Access costs (6)	—	(84)	(25)	(84)	(25)
Depreciation	140	134	147	408	424

Adjusted OIBDA*	271	273	324	823	962
Capital expenditures (1)	59	49	72	164	196

Adjusted OIBDA* less Capex	$212	$224	$252	$659	$766

Adjusted OIBDA Margin*	21.8%	21.5%	23.0%	21.6%	22.4%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date
	September 30, 2010	September 30, 2009
Operating Activities
Net loss	$(2,536)	$(1,456)
Depreciation and amortization	4,862	5,614
Provision for losses on accounts receivable	317	266
Share-based compensation expense	55	61
Deferred and other income taxes	196	(993)
Equity in losses of unconsolidated investments and other, net	821	587
Gains from asset dispositions and exchanges	—	(60)
Contribution to pension plan	—	(200)
Other, net	(367)	(143)

Net cash provided by operating activities	3,348	3,676

Investing Activities
Capital expenditures	(1,412)	(1,119)
Expenditures relating to FCC licenses	(356)	(471)
Change in short-term investments, net	105	(532)
Investment in Clearwire	(58)	—
Proceeds from sales and exchanges of assets	25	57
Other, net	(6)	(7)

Net cash used in investing activities	(1,702)	(2,072)

Financing Activities
Debt financing costs	(51)	—
Proceeds from debt and financings	—	1,303
Repayments of debt and capital lease obligations	(755)	(1,214)
Other, net	7	—

Net cash (used in) provided by financing activities	(799)	89

Net Increase in Cash and Cash Equivalents	847	1,693

Cash and Cash Equivalents, beginning of period	3,819	3,691

Cash and Cash Equivalents, end of period	$4,666	$5,384

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 9

	Quarter Ended			Year to Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Cash Provided by Operating Activities	$971	$1,255	$1,161	$3,348	$3,676

Capital expenditures	(490)	(417)	(402)	(1,412)	(1,119)
Expenditures relating to FCC licenses	(108)	(133)	(143)	(356)	(471)
Proceeds from sales and exchanges of assets	9	6	51	25	57
Other investing activities, net	2	(2)	(3)	(6)	(7)

Free Cash Flow*	384	709	664	1,599	2,136

Debt financing costs	—	(51)	—	(51)	—
(Decrease) increase in debt and other, net	(1)	(754)	671	(755)	89
Investment in Clearwire	—	(5)	—	(58)	—
Other financing activities, net	6	4	—	7	—

Net Increase (Decrease) in Cash, Cash Equivalents and Short-Term Investments	$389	$(97)	$1,335	$742	$2,225

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$4,666	$3,819
Short-term investments	—	105
Accounts and notes receivable, net	3,042	2,996
Device and accessory inventory	562	628
Deferred tax assets	215	295
Prepaid expenses and other current assets	770	750

Total current assets	9,255	8,593
Investments and other assets	4,297	5,089
Goodwill	359	373
Property, plant and equipment, net	15,961	18,280
FCC licenses and other	20,244	19,911
Definite-lived intangible assets, net	2,158	3,178

Total	$52,274	$55,424

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,423	$2,267
Accrued expenses and other current liabilities	3,366	3,750
Current portion of long-term debt, financing and capital lease obligations	1,758	768

Total current liabilities	7,547	6,785
Long-term debt, financing and capital lease obligations	18,540	20,293
Deferred tax liabilities	6,785	6,693
Other liabilities	3,788	3,558

Total liabilities	36,660	37,329

Shareholders’ equity
Common shares	6,016	6,015
Paid-in capital	46,828	46,793
Treasury shares, at cost	(282)	(582)
Accumulated deficit	(36,599)	(33,779)
Accumulated other comprehensive loss	(349)	(352)

Shareholders’ equity	15,614	18,095

Total	$52,274	$55,424

NET DEBT* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	September 30, 2010	December 31, 2009
Total Debt	$20,298	$21,061
Less: Cash and cash equivalents	(4,666)	(3,819)
Less: Short-term investments	—	(105)

Net Debt*	$15,632	$17,137

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			September 30, 2010
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility	3.463%	03/30/2012	$750
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			4,250

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.591%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.716%	05/01/2014	181

iPCS Inc.			481

Tower financing obligation	9.500%	01/15/2030	698

Capital lease obligations and other		2010 - 2022	184

TOTAL PRINCIPAL			20,247

Net premiums			51

TOTAL DEBT			$20,298

Sprint Nextel Corporation

RECONCILIATION OF RETAIL POSTPAID NET LOSSES TO SPRINT BRANDED POSTPAID NET ADDITIONS (LOSSES)

(Thousands)

TABLE NO. 13

	Quarter To Date			Year To Date
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Retail postpaid net losses	(107)	(228)	(801)	(913)	(3,042)
Less: iDEN net losses	(383)	(364)	(530)	(1,194)	(1,848)

CDMA net additions (losses)	276	136	(271)	281	(1,194)
Less (non-Sprint branded net losses):
Nextel PowerSource	(78)	(89)	(179)	(286)	(563)
Helio	—	(60)	—	(83)	—

Sprint branded net additions (losses)	354	285	(92)	650	(631)

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(2)	In the first quarter 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages.

(3)

Includes the recognition of a non-cash $302 million, $365 million, and $1.0 billion increase in valuation allowance for deferred taxes in the second and third quarters and year-to-date period of 2010, respectively, associated with losses generated during those periods.

(4)	Severance and exit costs are primarily related to work force reductions, lease termination charges, and continued organizational realignment initiatives.

(5)	For the quarter ended September 30, 2009, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.

(6)

Favorable developments during the second quarter of 2010 and third quarter of 2009 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $84 million and $25 million, respectively.

(7)	The selected items (net of taxes, if applicable), exclude the effect of increases in valuation allowance on deferred tax assets resulting from net operating loss carryforwards.